UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. __)

Check the appropriate box:
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☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

URECOATS INDUSTRIES INC.
(Exact Name of Registrant as Specified in its Charter)

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URECOATS INDUSTRIES INC.
Quorum Business Center
718 South Military Trail
Deerfield Beach, Florida 33442

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

Dear Stockholder:

The purpose of this letter is to inform you that stockholders representing 60 % of our outstanding common stock on December 2, 2004, approved a change of name and an increase in the authorized common stock capitalization limit of our Company. The name change and increase in the authorized common stock capitalization limit were also approved by our Board of Directors pursuant to a unanimous resolution dated November 24, 2004. Such approval will be effective 20 calendar days after the date this letter and the accompanying Information Statement are mailed to you. Under Delaware law, our Restated Certificate of Incorporation, as amended, Bylaws, and the rules of the American Stock Exchange, this consent will satisfy the stockholder approval requirement for the approval of the change of name and increase in the authorized common stock capitalization limit of our Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Section 228 of the Delaware General Corporation Law (the "Delaware Law") provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Pursuant to Section 242 of the Delaware General Corporation Law, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend our Restated Certificate of Incorporation. In order to eliminate the costs and management time involved in having a special meeting of Stockholders and obtaining proxies and in order to effect the resolutions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.

Pursuant to Section 228(e) of the Delaware General Corporation Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting of the Stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Delaware Law are afforded to the Company's Stockholders as a result of the approval of the proposals.

The accompanying Information Statement is for informational purposes only. It states the new name of the Company, describes why an increase in the authorized common stock capitalization limit was required, and contains other disclosures required by law in connection with stockholder approval of the change of name and increase in the authorized common stock capitalization limit of our Company. Please read the accompanying Information Statement carefully.

URECOATS INDUSTRIES INC.

Michael T. Adams President

Deerfield Beach, Florida 33442
December 3, 2004

URECOATS INDUSTRIES INC.
Quorum Business Center
718 South Military Trail
Deerfield Beach, Florida 33442

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about December 8, 2004 to the stockholders of record of Urecoats Industries Inc. at the close of business on December 2, 2004. This Information Statement is being sent to you for informational purposes only. No action is requested or required on your part.

This Information Statement is furnished by the board of directors of Urecoats Industries Inc., a Delaware corporation. The terms “Urecoats, “we,” “us” or “our” refer to Urecoats Industries Inc., a Delaware corporation.

The Information Statement is being sent to stockholders of Urecoats to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934 and to provide information to all stockholders in connection with actions by written consent taken on December 2, 2004 by certain stockholders collectively owning 60 % of our outstanding shares as of the record date described below. Such action constitutes the approval and consent of stockholders representing a sufficient percentage of the total outstanding shares to approve the change of name of our company and increase in our authorized common stock capitalization limit. Accordingly, the actions will not be submitted to the other stockholders of our company for a vote. The written consents will be effective on December 28, 2004 or 20 calendar days after the date this Information Statement is first mailed to all stockholders in accordance with Rule 14c-2(b) of the Exchange Act, whichever occurs first.

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

The board of directors fixed the close of business on December 2, 2004 as the record date for the action by written consent and for determining the stockholders entitled to receive this Information Statement. As of the record date, there were 28,969,905 common shares outstanding. Each common share held as of the record date was entitled to one vote per share. We have no other voting securities outstanding. Approval of the change of name and increase in the authorized common stock capitalization limit of our Company were obtained by written consent of the stockholders rather than at a duly called meeting of stockholders.

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PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of our common stock as of December 2, 2004 by:

•	each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;
•	each of our named executive officers;
•	each of our current directors and executive officers; and
•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Percentage of beneficial ownership is based on 28,969,905 shares outstanding on December 2, 2004. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of December 2, 2004 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information set forth in the table below is presented as of December 2, 2004.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Beneficially Owned of Class	Amount and Nature of Rights To Acquire Beneficial Ownership (a)	Total Amount Beneficially Owned Including Rights To Acquire Beneficial Ownership	Percent Beneficially Owned including Rights To Acquire Beneficial Ownership of Class (b)
5% or Greater Shareholders:
Richard J. Kurtz Duck Pond Road Alpine, New Jersey 07620	16,243,217	56.07%	--	16,243,217	56.07%

Directors:
Richard J. Kurtz, Chairman	16,243,217	56.07%	--	16,243,217	56.07%
Lt. Gen. Arthur J. Gregg, US Army (Ret)	38,500.13%		--	26,500.10%
Jerold L. Zaro	91,000.31%		--	91,000.31%
Mark A. Reichenbaum	866,000	2.99%	--	866,000	2.99%
Gilbert M. Cohen (c)	4,530.02%		--	4,530.02%

Named Executive Officers:
Michael T. Adams	142,983.49%		24,053	167,036.58%
Dennis A. Dolnick (d)	--	--	--	--	--
Matthew R. Simring	--	--	--	--	--
Timothy M. Kardok (Resigned 8/1/03) (e)	211,080.73%		53,329	264,409.91%
John G. Barbar (Terminated 3/31/04) (e) (f)	44,113.15%		24,211	68,324.24%

All directors and current, and former executive officers listed above, as a group (11)	17,641,423	60.90%	101,593	17,743,016	61.25%

(a)	This column represents Common Stock, which the person has the right to acquire within 60 days after December 2, 2004. The rights to acquire Common Stock are related to the following: For current (Mr. Adams) and former executives (Mr. Kardok and Mr. Barbar) these shares may be acquired upon the exercise of vested plan and non-plan stock options.
(b)	Based on 28,969,905 shares issued and outstanding as of December 2, 2004 plus the number of shares in the “Amount and Nature of Rights to Acquire Beneficial Ownership” column.
(c)	These shares are held in the named individual’s name with a certain amount jointly with his spouse.
(d)	Mr. Dolnick joined us on March 16, 2004.
(e)	Information provided up to the last date of employment only.
(f)	Prior to his termination, these shares were held in the named individual’s name with a certain amount in two of his dependents names.

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MANAGEMENT

The following table provides information regarding our directors and executive officers as of December 2, 2004:

Directors

Richard J. Kurtz	64	Director since November 23, 1998
Chairman of the Board

Chairman of the Board since February 8, 1999. Mr. Kurtz has been president and chief executive officer of The Kamson Corporation, a privately held corporation, for the past 27 years. The Kamson Corporation has its principal executive offices located in Englewood Cliffs, New Jersey and currently owns and operates 79 investment properties in the Northeastern U.S. Mr. Kurtz is a graduate of the University of Miami and a member of its President's Club. He is also a member of the Board of Directors of Paligent, Inc., which trades on the NASD O-T-C bulletin board. Mr. Kurtz resides in Alpine, New Jersey and is currently Vice President and a member of the Board of Directors for the Jewish Community Center on the Palisades in Tenafly, New Jersey. He is also proud to be an elected member of the Board of Trustees and the Foundation Board for the Englewood Hospital and Medical Center of New Jersey as well as a member of the Board of Governors for the Jewish Home and Rehabilitation Center.

Lt. Gen. Arthur J. Gregg US Army (Ret.)	76	Director since February 21, 2000

Lt. Gen. Arthur J. Gregg, US Army (Ret.) has more than fifty five years of distinguished professional experience, having held senior level management and command positions in the military and several executive positions in industry. He has developed a broad, keen and in-depth knowledge of business operations and management. As a result of his extensive military and executive experience, General Gregg has considerable contacts and respect within federal government agencies, and private industry. He continues an active schedule as a member of select corporate and academic boards. Harvard University, John F. Kennedy School of Government Concentrated Executive Program in National Security. Saint Benedict College Atchison, Kansas. Bachelor of Science in Business Administration (Summa cum Laude). Army War College, Carlisle Barracks, Pennsylvania One-year graduate level college. Command and General Staff College, Fort Leavenworth, Kansas. One-year graduate level college. He is Chairperson of the Compensation and a member of the Audit, Corporate Governance and Executive Committees.

Jerold L. Zaro	53	Director since October 9, 2001

Jerold L. Zaro is a Managing Partner and President of Ansell Zaro Grimm & Aaron, P.C. He is a graduate of Boston University and received his law degree from Boston College School of Law. For the last twelve and a half years, Mr. Zaro has served as a Commissioner of the New Jersey Highway Authority, serving as Chairman for the last year and a half of his tenure. He was first appointed by Governor Florio and has since served under Governors Whitman and DiFrancesco. Mr. Zaro now serves as Commissioner of the New Jersey Sports and Exposition Authority, which owns and operates Giants Stadium, the Continental Airlines Arena, the Meadowlands and Monmouth Park Racetracks. He has served on the Board of Directors for Commerce Bank/Shore (1999-Present), Total-Tel USA (1993-1997), and First DeWitt Bank (1994-1997). Mr. Zaro is the Chairperson of the Corporate Governance and a member of the Compensation and Executive Committees.

Mark A. Reichenbaum	54	Director since May 28, 2002

Mark A. Reichenbaum is the president of HAJA Capital Corporation, Greenwich, Connecticut, since 1997; co-chairman, Clean Rite Centers, College Point, New York, since 1999. He is also a member of the board of directors of Waxman Industries, Inc., a public company trading on the NASD O-T-C bulletin board, since December 2001. Mr. Reichenbaum is a member of the Audit, Compensation and Corporate Governance Committees.

Gilbert M. Cohen	72	Director since November 12, 2004

Gilbert M. Cohen was the co-founder, chief financial officer, and treasurer of The Kamson Corporation from 1969 to 2001. From 1960 to 1969, Mr. Cohen was the treasurer of the Bruck Group, Four Companies - Subsidiaries of American Hospital Supply Corporation, a former New York Stock Exchange listed corporation. He retired in 2001 and, on a voluntary basis, is a baseball coach for the Cavallini School in Upper Saddle River for the public school system. Mr. Cohen’s professional memberships include the American Institute of CPAs and New York State Society of CPAs. He received his B.A. in 1953 and B.S. in 1956 from Brooklyn College. Mr. Cohen is the Chairperson of the Audit Committee.

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Executive Officers

Michael T. Adams President	39

President since August 1, 2003. Mr. Adams was Executive Vice President and Corporate Secretary from March 1, 1999 to September 30, 2003. Prior thereto, he held various officer capacities in the Company's subsidiaries and was instrumental in the restructuring and establishment of operations for the Company beginning in January 1997. Mr. Adams earned his Bachelor of Science degree in Business Administration in 1989, Master of Science degree in Business Administration in 1990 and Juris Doctor Degree in 1995, from Nova Southeastern University, located in Fort Lauderdale, Florida.

Dennis A. Dolnick Chief Financial Officer and Corporate Treasurer	41

Chief Financial Officer and Corporate Treasurer since March 16, 2004. Prior to joining the Company, Mr. Dolnick was the chief financial officer of Rx Medical Services Corp., a publicly traded holding company, which operated various lines of business in the healthcare industry, from October 1997 to March 2004; the Controller of SII Pak-Tek, Ltd. and SII Cassettes, Ltd. manufacturers of plastic injected molding supplies used primarily by the entertainment industry, from October 1996 to October 1997; and a manager in the audit department of Grant Thornton LLP, from November 1992 to October 1996. He is a Certified Public Accountant, licensed in the State of Florida and a member of both the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants.

Matthew R. Simring General Counsel and Corporate Secretary	35

General Counsel and Corporate Secretary since August 1, 2003. Mr. Simring has been practicing in the area of business and corporate law since obtaining his law license in 1999. He graduated from Nova Southeastern University Law School, in Fort Lauderdale, Florida in August 1999. Mr. Simring received a Bachelor of Arts in Liberal Studies from Nova Southeastern University in August 1994. He has been a member in good standing with the Florida Bar since September 1999.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Each director who is not an employee is reimbursed for actual expenses incurred in attending our Board meetings. Stockholders approved our 2002 Non-Employee Director Restricted Stock Plan (“Director Plan”) on May 28, 2002 (“Effective Date”). Under the Director Plan, we are authorized to issue up to 1,600,000 restricted shares of Common Stock for periodic automatic grants and a special one-time grant for our Chairman of the Board.

Under the Director Plan, each non-employee director who is then serving as a member of the Board is automatically granted an award of restricted shares of common stock equal to: 48,000 for the Chairman of the Board; and 12,000 for other directors, upon initial election to the Board for a one year term (or a lesser amount prorated monthly if the initial election is for a shorter period), which restricted shares are subject to restrictions on transferability as well as a vesting schedule. In the event a recipient of a restricted stock award ceases to be a director of our Company for any reason other than death or total disability, any restricted shares of common stock which are then unvested are subject to forfeiture back to us. Once vested, the shares are no longer restricted as to transferability and no longer subject to forfeiture by us upon termination of director status.

In addition to the automatic grant of shares to non-employee directors described above, a one-time grant of 1,168,000 shares of restricted stock was made, on the Effective Date, to the Chairman of the Board, which recognized his personal cost for substantially funding us and acting as Chairman of the Board without adequate compensation over a three-year period prior to the establishment of the Director Plan in 2002. This one-time grant vests at the end of each year after the Effective Date at the rate of 25% per year. As of the date of this Information Statement, 584,000 shares of the one-time grant have vested.

The Director Plan is intended to be a nondiscretionary plan for purposes of rules and interpretations of the SEC relating to Section 16 of the Exchange Act.

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Executive Compensation

The following table shows the compensation for our current President, and former Chief Executive Officer, and the most highly paid current and former executive officers other than our former Chief Executive Officer (“Named Executive Officers”), for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)
Michael T. Adams	2003	93,375	—	22,213		6,500	—
President (Appointed on August 1, 2003)	2002	105,000	—	42,457	—	6,500	—
(Resigned as Executive Vice President and Corporate Secretary on August 1, 2003)	2001	79,800	55,556	8,100	—	—	—

Matthew R. Simring	2003	20,833	—	458	—	—	—
General Counsel and Corporate Secretary	2002	—	—	—	—	—	—
(Appointed August 1, 2003)	2001	—	—	—	—	—	—

Timothy M. Kardok (4)	2003	118,125	—	33,865	—	14,484	41,796
Former CEO and President	2002	225,000	—	183,094	—	25,000	—
(Resigned August 1, 2003)	2001	168,750	236,768	160,834	—	—	—

John G. Barbar	2003	113,625	—	24,616	—	5,000	—
Former CFO, Senior Vice President of Finance and Corporate Treasurer	2002	135,000	—	51,544	—	5,000	—
(Terminated March 31, 2004)	2001	100,080	5,382	23,500	—	—	—

(1)	Consists of: (a) an aggregate of 69,080 shares of restricted Common Stock issued and valued in the aggregate at $27,916 to these current and former officers, as other compensation, pursuant to their written employment agreements, of which Messrs Adams, Kardok, and Barbar received 16,000, 41,080, and 12,000 shares, respectively, valued at $5,600, $18,117, and $4,200 respectively; and (b) an aggregate of $53,236 perquisites, of which Messrs Adams, Simring, Kardok, and Barbar each received an aggregate of $16,613, $458, $15,748, and $20,416, respectively. Perquisite amounts for certain current and former officers exceeded 25% of their total perquisites as follows: Messrs Adams, Kardok, and Barbar received car allowances for $7,800, $9,652, and $7,800, respectively, and health/dental insurance for $8,813, $6,096, and $12,616, respectively.
(2)	No performance awards were earned, and thus forfeited, for Messrs Adams, Kardok, and Barbar in 2003. At the beginning of 2002, we reserved an aggregate of 184,000 restricted shares of Common Stock for certain current (Mr. Adams) and former (Mr. Kardok and Barbar) officers for performance awards, under our 2002 Executive Incentive Plan, covering a four year period pursuant to their written employment agreements, of which an aggregate of 152,000 shares were either unearned and forfeited or canceled at the end of 2003. No dividends will be paid on any unearned or unvested shares of restricted Common Stock. See Generally Employment Contracts and Arrangements, Severance, and Change In Control Agreements, Long Term Employment Agreements, section (iv) Performance Awards.
(3)	These amounts consist of vested incentive stock options. At the beginning of 2002, we granted an aggregate of 166,000 incentive stock options to certain current (Mr. Adams) and former (Messrs Kardok and Barbar) officers, under our 2002 Stock Option Plan, covering a four year period pursuant to their written employment agreements, of which an aggregate of 138,800 options were outstanding at the end of 2003.
(4)	The amount included under Column (i), All Other Compensation, represents cash paid to Mr. Kardok subsequent to the date of his resignation on August 1, 2003 as part of his separation package. See also Employment Contracts and Arrangements, Severance, and Change In Control Agreements, Long Term Employment Agreements, Separation Compensation for Former Chief Executive Officer.
(5)	As of December 31, 2003, Messrs Adams and Barbar held 130,983 and 35,113 shares of restricted Common Stock, respectively, valued at $65,492 and $17,557, respectively. Mr. Kardok resigned on August 1, 2003 and as of that date he held 211,080 shares of restricted Common Stock, which were valued at $105,540 as of December 31, 2003.

On March 16, 2004, we hired Dennis A. Dolnick as our new Chief Financial Officer and Corporate Treasurer, whose annual salary is $100,000. In addition, Mr. Dolnick receives a $600 per month auto allowance. This individual, together with Michael T. Adams and Matthew R. Simring, comprise our current executive officers. See also Employment Contracts and Arrangements, Severance, and Change In Control Agreements, Employment Arrangements, for more information on Messrs Dolnick and Simring employment terms and conditions.

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Option Grants in Last Fiscal Year

The following tables summarize the stock option activity for the Named Executive Officers during 2003.

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees In Fiscal 2003	Exercise or Base Price Per Share	Expiration Date
Michael T. Adams	11,053	6%	$.95	12/31/04
Matthew R. Simring	—	—	—	—
Timothy M. Kardok (Resigned 8/1/03)	13,845	8%	$.95	12/31/04
John G. Barbar (Terminated 3/31/04)	14,211	8%	$.95	12/31/04

(1)	These represent non-plan restricted options granted (and vested) to current and former executive officers as consideration for agreeing to a 10% reduction in annual salary based on the financial circumstance of the Company during 2003.

The following table shows plan and non-plan stock option exercises by our current and former Named Executive Officers during 2003, including the aggregate value of any gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2003. Also reported are any values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing plan and non-plan stock options and the year-end price of our common stock.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities Underlying Unexercised Options at 12/31/03 (#)		Value of Unexercised In-the-Money Options at 12/31/03 ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael T. Adams	—	—	24,053	13,000	—	—
Matthew R. Simring	—	—	—	—	—	—
Timothy M. Kardok (Resigned 8/1/03)	—	—	53,329	—	—	—
John G. Barbar (Terminated 3/31/04)	—	—	24,211	10,000	—	—

EMPLOYMENT CONTRACTS AND ARRANGEMENTS, SEVERANCE, AND CHANGE IN CONTROL AGREEMENTS

In 2002, we entered into long-term employment contracts with our current President, former CEO, and certain of the other Named Executive Officers comprising Messrs Adams, Kardok (resigned August 1, 2003) and Barbar (terminated March 31, 2004 for entitlement purposes), the terms and conditions of which, including benefits upon termination of employment, and change-in-control arrangements, are more fully described below.

Long Term Employment Contracts

We agreed to employ under written employment agreements Messrs Adams, Kardok and Barbar for a period beginning on January 1, 2002 (the “effective date”) and ending December 31, 2005 (the “employment period”). These contracts followed the same basic structure and contain identical terms and conditions, except for the former CEO’s agreement, which had additional compensation related benefits. Although two of these contracts have been terminated as of the date of this Information Statement, a brief summary of each contract is provided below.

(a) For Mr. Adams, we agreed to the following compensation: (i) annual base salary of $105,000, subject to annual review; (ii) an aggregate of 64,000 shares of restricted common stock as other compensation, subject to vesting in 4,000 share increments on a quarterly basis commencing on the effective date; (iii) incentive stock options to purchase 26,000 shares, at an exercise price equal to 100% of the fair market value of our common stock as of the date of grant, and, subject to vesting, exercisable anytime within 5 years of the date of grant, vesting up to a maximum of 6,500 per year and after the end of each calendar year according to an Excess Revenues formula; (iv) eligibility to earn performance awards for a minimum aggregate of 34,000 shares of restricted common stock at a maximum of 8,500 shares during each calendar year; (v) a discretionary bonus; (vi) entitled to participate in medical, dental, and other benefit plans; and (vii) paid vacation, fringe benefits and perquisites. As part of cost cutting measures in 2003, Mr. Adams agreed to reduce his salary to its present level of $90,000 per annum.

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(b) For Mr. Kardok, we had agreed to the following compensation: (i) annual base salary of $225,000, subject to annual review; (ii) an aggregate of 293,562 shares of restricted common stock as other compensation, subject to vesting in 17,500 share increments on a quarterly basis commencing on the effective date, except the first quarter commencing as of the effective date 31,062 shares will vest at the end thereof; (iii) incentive stock options to purchase 100,000 shares, at an exercise price equal to 100% of the fair market value of our common stock as of the date of grant, and, subject to vesting, exercisable anytime within 5 years of the date of grant, vesting up to a maximum of 25,000 per year and after the end of each calendar year according to an Excess Revenues formula; (iv) eligibility to earn performance awards for a minimum aggregate of 120,000 shares of restricted common stock at a maximum of 30,000 shares during each calendar year; (v) a yearly minimum bonus of $10,000; (vi) entitled to participate in medical, dental, and other benefit plans; and (vii) paid vacation, fringe benefits and perquisites. As part of a cost cutting measure implemented in 2003, Mr. Kardok agreed to a reduction in his salary to $202,500 per annum. Mr. Kardok resigned in all capacities on August 1, 2003. See also Separation Compensation for Former Chief Executive Officer below.

(c) For Mr. Barbar, we had agreed to the following compensation: (i) annual base salary of $135,000, subject to annual review; (ii) an aggregate of 51,616 shares of restricted common stock as other compensation, subject to vesting in 3,000 share increments on a quarterly basis commencing on the effective date, except the first quarter commencing as of the effective date 6,616 shares will vest at the end thereof; (iii) incentive stock options to purchase 20,000 shares, at an exercise price equal to 100% of the fair market value of our common stock as of the date of grant, and, subject to vesting, exercisable anytime within 5 years of the date of grant, vesting up to a maximum of 5,000 per year and after the end of each calendar year according to an Excess Revenues formula; (iv) eligibility to earn performance awards for a minimum aggregate of 30,000 shares of restricted common stock at a maximum of 7,500 shares during each calendar year; (v) a discretionary bonus; (vi) entitled to participate in medical, dental, and other benefit plans; and (vii) paid vacation, fringe benefits and perquisites. As part of cost cutting measures implemented in 2003, Mr. Barbar agreed to reduce his salary to $90,000 per annum. Mr. Barbar was terminated in all capacities on March 16, 2004 for title purposes and March 31, 2004 for entitlement purposes under his contract. See also Severance from Terminated Employment Contract below.

Termination of Employment Contracts

The above described employment agreements may be terminated by us before expiration of the employment period for any reason, but subject to certain terms, conditions and remedies, as described below. As of the date of this Information Statement, two of the above described agreements have been terminated.

Uncompensated Termination

If an officer resigns without cause, or if we terminate for cause, the officer shall be entitled to receive a cash sum payment for the portion of annual base salary earned up to and including the date of termination, and any benefits that have accrued up to and including the date of termination. More particularly, the officer shall be entitled only to (i) such restricted shares of common stock that have actually vested as of the date of termination; (ii) such stock options exercised or entitled to exercise as of the date of termination; and (iii) such bonuses, if any, earned as of the date of termination.

Compensated Termination

If an officer resigns for cause or other than a change-in-control (except for a forced resignation), or is terminated by us without cause, in each case prior to the expiration of the employment period, the officer’s employment terminates on the date of termination and is entitled to: (i) the unpaid portion of salary due for the period of time through the date of termination; (ii) a severance cash payment equal to either 6 months (Messrs Adams and Barbar) or 12 months (Mr. Kardok) of the then current annual base salary; (iii) restricted common stock equal to 6 months (Messrs Adams and Barbar) or 12 months (Mr. Kardok) which other compensation will be deemed earned and vested, and any restrictions on such restricted shares except as required by applicable law will immediately lapse and such restricted shares will become nonforfeitable; (iv) a number of stock options equal to 6 months (Messrs Adams and Barbar) or 12 months (Mr. Kardok), and any other stock options granted to an officer, which will be deemed vested, and any restrictions on such stock options except as required by applicable law will immediately lapse and such stock options will be fully exercisable; (v) the product of (I) any performance awards that an officer can reasonably show would have been earned had the officer remained employed with us through the end of the calendar year of the date of termination, multiplied by (II) a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs through the date of termination and the denominator of which is 365, but only to the extent not previously paid; (vi) for 6 months (Messrs Adams and Barbar) or 12 months (Mr. Kardok) following the date of termination, we will continue to provide medical and dental benefits only to the officer on the same basis as such benefits are provided during such period to our senior executive officers; provided, however, that if our welfare plans do not permit such coverage, we will provide the officer medical benefits (with the same after tax effect) outside of such plans; and (vii) to the extent not theretofore paid or provided, we will timely pay or provide to the officer any other entitled amounts or benefits.

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Termination Due to Change-in-Control, Death or Permanent Disability

Under the employment contracts: (i) If we undergo a change-in-control, an officer has 120 days on or following the date of the change-in-control to terminate employment; provided, however, that if an officer is forced to resign, then the officer is entitled to all of the compensation and benefits described under the Compensation Termination section above; (ii) if an officer becomes permanently disabled or dies prior to the expiration of the employment period, the officer’s employment terminates on the date of termination; or (iii) if an officer’s employment is terminated pursuant to either (i) above (except for a forced resignation) or (ii) above, the officer or, in the case of his death, the officer’s beneficiary or other legal representative, will be entitled to: (A) the unpaid portion of the annual base salary due the officer up to the date of termination, (B) the restricted common stock, to the extent earned and vested, which restrictions, if any, will immediately lapse and become nonforfeitable except as otherwise required by law, (C) the stock options, to the extent granted and vested, will become fully exercisable, (D) any performance awards, to the extent earned or deemed earned, (E) continuation of medical and dental benefits to the officer’s spouse and/or eligible dependents for 6 months (Messrs Adams and Barbar) or 12 months (Mr. Kardok), on the same basis as such benefits are provided during such period to our senior executive officers; provided, however, that if our welfare plans do not permit such coverage, we will provide the medical benefits (with the same after tax effect) outside of such plans; and (F) to the extent not theretofore paid or provided, any unpaid vacation pay or expense reimbursement or other applicable other benefits.

Change-in-Control Arrangements

The employment contracts contain change-in-control provisions, the benefits of which were described above under Termination of Employment Contracts, Compensated Terminations. A change-in-control will be deemed to have occurred if any of the following events occur: (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing (A) 20% or more of the combined voting power of our then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (B) 33% or more of the combined voting power of our then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board; (ii) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by our stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall, for the purposes of this agreement, be considered as though such person were a member of our Incumbent Board; (iii) the consummation of a merger, consolidation or reorganization involving us, other than one which satisfies both of the following conditions: (A) a merger, consolidation or reorganization which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of our voting securities or such other entity resulting from the merger, consolidation or reorganization outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in our voting securities immediately before such merger, consolidation or reorganization, and (B) a merger, consolidation or reorganization in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 20% or more of the combined voting power of our then outstanding voting securities; or (iv) you approve a plan of complete liquidation of us or an agreement for the sale or other disposition by us of all or substantially all of our assets. In addition to the compensation and benefits referred to under Termination of Employment Contracts, Compensated Terminations, all unearned and unvested restricted shares of common stock in the form of other compensation provided for in each officer’s respective agreement, will immediately vest and be delivered to the officer upon the change-of-control provided that the officer is employed by us on the date of the change-in-control.

Separation Compensation for Former Chief Executive Officer

We agreed to compensate our former Chief Executive Officer and President, Timothy M. Kardok, in connection with his resignation on August 1, 2003, $112,849 over approximately 13 months, which is comprised of $101,250 as a separation payment and $11,599 for auto allowance. Mr. Kardok did not receive restricted common stock or stock options for any period after the date of his resignation as part of his separation package.

Severance from Terminated Employment Contract

We terminated John G. Barbar, our former Chief Financial Officer, Senior Vice President of Finance, and Corporate Treasurer, on March 16, 2004 for title purposes and March 31, 2004 for entitlement purposes under his employment contract. Mr. Barbar was entitled to total cash severance pay equal to $55,081, of which $45,000 was for 6 months of his then current base salary, accrued vacation of $3,462, and medical and dental benefits of $6,619. He also was entitled and received 6,000 shares of restricted common stock as part of his termination.

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Employment Arrangements

Dennis A. Dolnick. We entered into a letter agreement, effective March 16, 2004, with Mr. Dolnick, under which he is employed as our Chief Financial Officer and Corporate Treasurer, and agreed to the following compensation: (i) annual base salary of $100,000, subject to review on December 31, 2004 and annually thereafter; (ii) incentive stock options to purchase 3,180 shares covering the period beginning from the effective date of his employment to December 31, 2004, and 4,000 incentive stock options annually thereafter, at an exercise price equal to 100% of the fair market value of our common stock as of the date of grant, subject to vesting at the end of each calendar year according to an Excess Revenues formula, and exercisable anytime within 3 years of the date of grant; (iii) eligibility to earn performance awards of 5,000 shares of restricted common stock during each calendar year; (iv) entitled to participate in medical, dental, and other benefit plans; and (v) paid vacation, fringe benefits and perquisites. Mr. Dolnick’s employment is terminable at-will by us or Mr. Dolnick for any reason, with notice.

Matthew R. Simring. We entered into an employment arrangement, on August 1, 2003, with Mr. Simring, under which he is employed as our General Counsel and Corporate Secretary. The employment arrangement currently provides for a base salary of $65,000. Mr. Simring’s employment is terminable at-will by us or Mr. Simring for any reason, with or without notice. We received notice from Mr. Simring on December 1, 2004 advising us that he will be terminating his employment with us to start his own practice on December 15, 2004.

EQUITY COMPENSATION PLANS

Stockholders approved a 1-for-10 reverse split and share consolidation on May 28, 2002, which was effectuated after the close of business on May 30, 2002. In connection with this action, certain adjustments were made to our equity compensation plans and outstanding awards thereunder. Unless otherwise noted, all information in this Information Statement regarding our equity compensation plans gives effect to the reverse split and share consolidation and related adjustments.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information with respect to our equity compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance on an aggregated basis as of December 31, 2003.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	159,971	(1)	$3.54	2,096,579	(2)
Equity Compensation Plans Not Approved by Security Holders	212,303	(3)	$1.88	68,001	(4)
Total	372,274		$2.59	2,164,580
____________________
(1)	The equity compensation plans comprising the figures in this row include:
(i)	The 1999 Consultant and Employee Stock Purchase and Option Plan approved by stockholders on February 8, 1999 ("1999 Plan"). Under the 1999 Plan, either Incentive Stock Options or Non-Qualified Stock Options may be granted; however, the former may be granted only to employees of the Company. Generally, the options may be exercised one year from the date of grant and expire in two to five years. The 1999 Plan provides for the grant of an aggregate of 800,000 options exercisable for Common Stock. At December 31, 2003, a total of 702,450 options have been granted and exercised, 11,150 options have been granted and are outstanding, and 86,400 options are available for grant.
(ii)	The 2000 Stock Purchase and Option Plan approved by stockholders on June 20, 2000 ("2000 Plan"). Under the 2000 Plan, either Incentive Stock Options or Non-Qualified Stock Options may be granted; however, the former may be granted only to employees of the Company. Generally, the options may be exercised one year from the date of grant and expire in two to five years. The 2000 Plan provides for the grant of an aggregate of 500,000 options exercisable for Common Stock. At December 31, 2003, a total of 366,000 options have been granted and exercised, 42,300 options have been granted and are outstanding, and 91,700 options are available for grant.
(iii)	The 2002 Stock Option Plan approved by stockholders on May 28, 2002 ("2002 Plan"). Under the 2002 Plan, either Incentive Stock Options or Non-Qualified Stock Options may be granted; however, the former may be granted only to employees of the Company. Generally, the options may be exercised one year from the date of grant and expire in two to five years. The 2002 Plan provides for the grant of an aggregate of 325,000 options exercisable for Common Stock. At December 31, 2003, a total of -0- options have been granted and exercised, 106,521 options have been granted and are outstanding, and 218,479 options are available for grant (100,000 of which are reserved for Bonus Awards under the 2002 Management Plan. See footnote (2)(vi) below).

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(2)	The equity compensation plans comprising the figures in this row include:
(i)	See Footnote (1)(i) above.
(ii)	See Footnote (1)(ii) above.
(iii)	See Footnote (1)(iii) above.
(iv)	The Director Plan approved by the stockholders on May 28, 2002 (Refer to Compensation of Directors and Executive Officers, Director Compensation, for the material features of the Director Plan). The Director Plan provides for the grant of an aggregate of 1,600,000 shares of restricted Common Stock. At December 31, 2003, a total of 1,372,000 shares of restricted Common Stock have been issued, of which 12,000 shares have been canceled, 400,000 shares have vested and been delivered, and 960,000 shares have not vested and are being held by the Company (subject to vesting and delivery pursuant to the terms and conditions of the Director Plan), and 240,000 shares are available for award.
(v)	The 2002 Executive Incentive Plan, effective January 1, 2002, ratified and approved by stockholders on May 28, 2002 (“Executive Plan”). The aggregate number of shares of Common Stock issuable under the Executive Plan is 500,000 shares. The purpose of the Executive Plan is to advance the interests of the Company and its stockholders by affording to executive officers of the Company and its subsidiaries an opportunity to acquire or increase a proprietary interest in the Company or to otherwise benefit from the success of the Company through the grant of stock options, restricted stock, stock appreciation rights, stock payments, performance awards or other awards granted or sold under the Executive Plan. All regular, full-time executive officers of the Company who have executive duties, as determined by the Committee, are eligible to receive Incentive Awards under the Executive Plan. During 2002 and 2003, we reserved an aggregate of 297,600 shares of restricted Common Stock for certain of our current and former officers, which are subject to certain relating to certain specific individual and corporate financial performance objectives set by the Compensation Committee for a given year, for performance awards, pursuant to written employment agreements. As of December 31, 2003, a total of 188,600 shares have been canceled (due to resignations and terminations of former officers), 77,000 shares have been forfeited (due to current and former officers not meeting the performance criteria set by the Compensation Committee for 2002 and 2003), 32,000 shares have been reserved for performance awards pursuant to these individual plans (See Employment Contracts and Arrangements, Severance, and Change In Control Agreements, Long Term Employment Agreements, Severance from Terminated Employment Contract), and 468,000 shares have been reserved for other grants.
(vi)	The 2002 Management Incentive Plan, effective January 1, 2002, ratified and approved by the stockholders on May 28, 2002 (“Incentive Plan”). The Incentive Plan is good until December 31, 2005 and is funded by 100,000 stock options administered under the 2002 Plan (See Footnote (1)(iii) above). The Incentive Plan is designed to enable the Company to reward eligible managers and individual contributors for their contributions to providing our stockholders increased value for their investment through the successful accomplishment of specific financial and individual performance objectives. Bonus Awards for Participants are based on both corporate performance and individual performance in relation to a variety of objectives, which reinforce the key goals that support our long-term strategic plans. These goals differ across business groups and will differ from year to year. As of December 31, 2003, none of the specific financial and individual performance objectives were met and 100,000 options are available for Bonus Awards.
(3)	The equity compensation plans comprising the figures in this row include:
(i)	On January 26, 1998, the Company adopted the 1998 Employee and Consultant Stock Option Plan ("1998 Plan"). Under the 1998 Plan, either Incentive Stock Options or Non-Qualified Stock Options may be granted; however, the former may be granted only to employees of the Company. Generally, the options may be exercised one year from the date of grant and expire in two to five years. The 1998 Plan provides for the grant of an aggregate of 300,000 options exercisable for Common Stock. At December 31, 2003, a total of 288,000 options have been granted and exercised and 12,000 options are available for grant.
(ii)	The Company grants restricted options from time to time for special circumstances ("Non-Plan Options"). The Company granted 173,159 Non-Plan Options, which included 73,159 non-plan restricted stock options to current and former officers as consideration for their agreeing to a 10% reduction in their annual salary. During 2003, of the current and former officers eligible for these particular non-plan restricted stock options, one resigned and two were terminated, which resulted in the non-vesting and cancellation of 10,856 of these non-plan restricted options. At December 31, 2003, a total of 212,303 Non-Plan Options were granted and outstanding.
(4)	The equity compensation plan comprising the figures in this row include:
(i)	Long-Term Employment Agreements (See Generally Employment Contracts and Arrangements, Severance, and Change In Control Agreements, Long Term Employment Agreements, section (ii) Restricted Common Stock). During 2002 and 2003, we reserved an aggregate of 578,022 shares of restricted Common Stock for certain of our current and former officers, which are subject to certain time based vesting requirements, as other compensation, pursuant to written employment agreements. As of December 31, 2003, a total of 244,332 shares have been issued, 277,689 shares have been canceled from the reserve (due to resignations and terminations of former officers) and 56,001 shares remain reserve pursuant to two individual plans. See also Employment Contracts and Arrangements, Severance, and Change In Control Agreements, Long Term Employment Agreements, Severance from Terminated Employment Contract.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

As a result of the effectuation of an increase in our common stock capitalization limit from 40 Million shares to 60 Million shares, a total of 60 Million shares may be issued by us. This increase in the authorized common stock limitation shall inure especially to the benefit of directors. With the increased authorized capitalization, the Company intends to utilize a portion of the shares to satisfy an aggregate of approximately $776,983 in accrued dividends outstanding related to the Series B and Series C Preferred Stock, respectively, which dividends were accrued prior to the conversion of said series of preferred stock into common stock on the mandatory conversion dates of September 30, 2003 and January 1, 2004, respectively, in lieu of cash. Mr. Kurtz was the sole owner of all the Series B Preferred Stock accruing approximately $213,574 in accrued dividends and Messrs Kurtz and Reichenbaum were substantial owners of the Series C Preferred Stock accruing an aggregate of approximately $389,891 in accrued dividends, up until the mandatory conversion of each respective series of preferred stock. The accrued dividends remain outstanding. In addition, should Mr. Kurtz in his sole discretion, as he has in the past, offer to cancel the funds aggregating approximately $5,410,000, including accrued interest relating to same aggregating approximately $263,085, as of November 30, 2004, loaned to the Company primarily during 2004 to fulfill the Company’s operating cash requirements, in exchange for the issuance of restricted common stock, sufficient shares will be available and the Company will likely accept the offer. Moreover, without the new capitalization, we would be unable to fund our continuing working capital requirements for implementing our strategic business plan.

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Although the issuance of shares by us will further result in a dilution of your percentage of ownership of the outstanding shares of our increased common stock capitalization limit, such issuances, if made to satisfy accrued dividends, cancel indebtedness, or to raise funds for working capital purposes, will cause an increase in the per share book value of our outstanding common stock. The effect of any dilution of percentage ownership and/or increase in book value cannot be determined until and only if, any of the aforesaid issuances occur. As of the date of this Information Statement, no formal action has been taken by the Board of Directors to satisfy any accrued dividends, nor has Mr. Kurtz made, or the Company accepted, any offer to cancel indebtedness, which would make the effect of such actions, if taken, determinable. Notwithstanding the foregoing, if any of the aforementioned actions are taken, and shares of common stock are issued by us, the total amount of shares of common stock outstanding will increase by the amount of such issuances and the percentage ownership of minority stockholders will decrease. Of course, the percentage ownership of common stock by interested directors will increase.

See also Preferred Shares - Series B Convertible Preferred Stock and Series C Convertible Preferred Stock.

PREFERRED SHARES

Series B Convertible Preferred Stock

Effective September 30, 2001, our Board of Directors designated a Series B Convertible Preferred Stock, $1.00 par value, and authorized 500,000 shares for issuance. The stated and liquidation value, per each share of Series B Convertible Preferred Stock was $5.00, which included a par value of $1.00 per share. The certificate of designation of preferences of the Series B Convertible Preferred Stock had a mandatory conversion date of September 30, 2003. On September 30, 2003, the Series B Convertible Preferred Stock, all of which was owned by the Chairman of the Board, was converted into shares of restricted common stock. The registered holder of the outstanding Series B Preferred Stock was entitled to receive cumulative dividends at the rate of 4% per annum of the stated value per each share of Series B Convertible Preferred Stock, which annual per annum rate increased to 9% in 2002. Such dividend was payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on December 31, 2001. Such dividend accrued on each share of Series B Convertible Preferred Stock from the date of issuance of such Series B Convertible Preferred Stock (with appropriate pro-ration for any partial dividend period) and accrued from day-to-day, whether or not earned or declared. Dividend payments with respect to the Series B Convertible Preferred Stock may be made in cash when and as declared by our Board of Directors out of funds legally available therefor. There were accrued dividends of approximately $213,574 as of December 31, 2003.

Series C Convertible Preferred Stock

Effective January 8, 2002, our Board of Directors designated a Series C Convertible Preferred Stock, $1.00 par value, and authorized 750,000 shares for issuance. The stated and liquidation value, per each share of Series C Convertible Preferred Stock is $20.00, which included a par value of $1.00 per share. The certificate of designation of preferences of the Series C Convertible Preferred Stock had a mandatory conversion date of January 1, 2004. On January 1, 2004, the Series C Convertible Preferred Stock, a substantial amount of which was owned by current and former directors, was converted into shares of restricted common stock. The registered holders of the outstanding Series C Convertible Preferred Stock were entitled to receive cumulative dividends at the rate of 4% per annum of the stated value per each share of Series C Convertible Preferred Stock. Such dividend was payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on December 31, 2002 (each of such dates being a "dividend payment date"). Such dividend accrued on each share of Series C Convertible Preferred Stock from the date of issuance of such share of Series C Convertible Preferred Stock (with appropriate pro-ration for any partial dividend period) and accrued from day-to-day, whether or not earned or declared. Dividend payments with respect to the Series C Convertible Preferred Stock may be made in cash when and as declared by our Board of Directors out of funds legally available therefor. There were accrued dividends of approximately $563,409 as of January 1, 2004.

APPROVAL OF A CHANGE OF NAME OF THE COMPANY

SUMMARY OF THE CHANGE OF NAME OF THE COMPANY

Our Board of Directors, by a unanimous resolution dated November 24, 2004, approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent, a proposed amendment to the Article numbered “FIRST” of the Company's Restated Certificate of Incorporation, to change the name of the corporation. On December 3, 2004, stockholders owning greater than a majority of the outstanding shares of Common Stock approved the proposed amendment by action taken by written consents without a meeting in accordance with Delaware Law. No further vote of our stockholders is required. Such approval will be effective 20 calendar days after the date this Information Statement letter and the accompanying letter are mailed to you.

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The purpose of the name change is to keep pace with the current business activities of the Company, which is now the business of its wholly-owned subsidiary, Infiniti Products, Inc. Infiniti Products, Inc. is engaged in the business of developing, marketing, selling, manufacturing, and distributing coatings, paints, and sealants to the construction, paint, roofing, and waterproofing industries. The name change is reflected in the form and as part of an amendment to our Restated Certificate of Incorporation, which is included in Appendix A, and incorporated herein by this reference. When filed with the Delaware Secretary of State, the amendment will change the name of the corporation to “IFT CORPORATION”.

APPROVAL OF AN INCREASE IN THE AUTHORIZED COMMON STOCK CAPITALIZATION LIMIT

SUMMARY OF THE INCREASE IN THE AUTHORIZED COMMON STOCK CAPITALIZATION LIMIT

Our Board of Directors, by a unanimous resolution dated November 24, 2004, approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent, a proposed amendment to the Article and Section numbered “FOURTH” and “A” of the Company's Restated Certificate of Incorporation, to increase the authorized common stock capitalization limit from 40 Million to 60 Million shares of Common Stock, Par Value $.01. On December 3, 2004, stockholders owning greater than a majority of the outstanding shares of Common Stock approved the proposed amendment by action taken by written consents without a meeting in accordance with Delaware Law. No further vote of our stockholders is required. Such approval will be effective 20 calendar days after the date this Information Statement letter and the accompanying letter are mailed to you.

The purpose of the additional authorized shares of Common Stock is to benefit the Company by providing flexibility to the Board of Directors, without requiring further action or authorization by the stockholders (except as may be required by applicable law or stock exchange requirements) to issue additional shares of Common Stock from time to time to respond to business needs and opportunities as they arise, or for other proper corporate purposes. These needs, opportunities and purposes might include, for example obtaining capital funds through public and private offerings of shares of Common Stock or securities convertible into shares of Common Stock and using shares of Common Stock in connection with structuring possible acquisitions of businesses and assets. Additionally, the Board of Directors, in its discretion, could in the future declare stock splits or stock dividends or, subject to stockholder approval, increase, establish or extend stock option or stock award plans. The Company may evaluate potential acquisitions from time to time. No stock splits, dividends or other actions requiring the availability of the additional authorized shares of Common Stock have been approved by the Board of Directors as of the date of this Information Statement.

Increasing the number of authorized share of Common Stock will not have any immediate effect on the rights of current stockholders. However, the Board of Directors will have the authority to issue authorized shares of Common Stock without requiring future stockholder approval of those issuances (except as may be required by applicable law or stock exchange requirements). If the Board of Directors determines that an issuance of shares of the Company's Common Stock is in the best interests of the Company and its Stockholders, the issuance of additional shares could have the effect of diluting the earning per share or the book value per share of the outstanding shares of Common Stock or the stock ownership or voting rights of a stockholder. The holders of the Company's Common Stock have no preemptive right to purchase any of the additional shares of Common Stock when issued.

See also Interest of Certain Persons in Matters to be Acted Upon.

The increase in the authorized common stock capitalization limit is reflected in the form and as part of an amendment to our Restated Certificate of Incorporation, which is included in Appendix A, and incorporated herein by this reference. When filed with the Delaware Secretary of State, the amendment will increase the authorized common stock capitalization of our Company from 40 Million shares to 60 Million shares.

OTHER MATTERS

As of the date of this Information Statement, the Company knows of no other matters to be submitted.

By Order of the Board of Directors

Matthew R. Simring Corporate Secretary

Deerfield Beach, Florida
December 3, 2004

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Appendix A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION

URECOATS INDUSTRIES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: Pursuant to Section 228 of the Delaware General Corporation Law, as amended, and Article I, Section 7 of Urecoats’ bylaws, with respect to 60 % of the 28,969,905 shares of Common Stock at the close of business on December 2, 2004, and a unanimous resolution of the Board of Directors of the corporation dated November 24, 2004, resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation, as amended from time to time, of said corporation, declaring said amendments to be advisable and for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"FIRST: Name. The name of the corporation is IFT CORPORATION"

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article and Section thereof numbered "FOURTH", Section "A", so that, as amended, said Article's Section shall be and read as follows:

"FOURTH: Capital Stock. A. The total number of shares of stock which the Corporation shall have the authority to issue is Sixty Two Million (62,000,000) shares of which Sixty Million (60,000,000) shall be common stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be preferred stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock")."

SECOND: That thereafter, pursuant to Section 228 of the Delaware General Corporation Law, as amended, and resolutions of its Board of Directors, consents in writing, in lieu of and without a meeting, without prior notice and without a vote, were duly executed wherein the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, said URECOATS INDUSTRIES INC. has caused this certificate to be signed by Michael T. Adams, an Authorized Officer, this __ day of December, 2004.

BY:

TITLE OF OFFICER:	President

A-1